UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to §240.14a-12
ODYSSEY HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)
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The following letter was delivered to employees of Odyssey HealthCare, Inc. (“Odyssey”) by e-mail on Tuesday, May 25, 2010 by Brenda Belger, Senior Vice President, Human Resources, of Odyssey:
TWO GREAT NAMES, ONE IMPORTANT MISSION
For over fourteen years Odyssey HealthCare has been working to meet the needs of hospice patients across the country. During this time we have earned the trust and respect of the communities we serve by providing high-quality hospice care to patients and their families.
As announced recently, Odyssey HealthCare will be acquired by Gentiva Health Services creating a premier organization better equipped to meet the growing demand for hospice care through an unparalleled network of end-of-life care services. We expect the transaction will close in the third quarter of 2010 and until then we will continue to operate as independent, stand-alone organizations.
The combination of our two companies will create opportunities to deliver hospice benefits to even more eligible patients with a growing network of hospice services. For those of you unfamiliar with Gentiva, it is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Based in Atlanta, Georgia, Gentiva has more than 9,000 employees, providing home healthcare services over 350,000 patients from more than 350 community locations nationwide.
Both Odyssey and Gentiva are made up of exceptional people and this will be a coming together of like-minded organizations with a shared commitment to focus on our employees, our quality and our ability to meet the greatest needs of all those who depend on us.
“We will bring together some of the very best hearts and minds in hospice to work toward a common purpose,” say Bob Lefton, President and Chief Executive Officer, Odyssey HealthCare. “Combining these two organizations accelerates our strategy of becoming the premier, most successful provider of end-of-life care in the United States.”
Regular updates will be provided throughout the course of this process and answers to key questions will be shared as soon as they’re available. In the meantime, questions should be directed to the leadership of your local office.
Additional Information
Odyssey intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Odyssey. Before making any voting or investment decision with respect to the acquisition, investors and stockholders of Odyssey are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Odyssey with the SEC, may be obtained free of charge from Odyssey by directing a request to Odyssey’s Investor Relations Department at toll free phone number 888-922-9711, email address InvestorRelations@odsyhealth.com or through the Company Web site www.odsyhealth.com under “Investor Relations — InfoRequest.”
Participants in the Solicitation
Odyssey and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Odyssey stockholders in connection with the merger. Information about Odyssey’s directors and executive officers is set forth in Odyssey’s proxy statement on Schedule 14A filed with the SEC on April 5, 2010 and Odyssey’s Annual Report on Form 10-K filed on March 10, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Odyssey intends to file with the SEC.
Forward-looking Statements
     Certain statements contained in this filing are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this filing to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, the ability to obtain regulatory approval for the transaction; the expected timing of the completion of the transaction; management plans regarding the transaction; the inability to complete the transaction due to the failure to satisfy the conditions required to complete the transaction; the risk that the businesses of Odyssey and Gentiva will not be integrated successfully, or will take longer than anticipated; the risk that expected cost savings from the transaction will not be achieved or unexpected costs will be incurred; any statements of the plan, strategies and objectives of management for future operations; the risk that employee, referral source and patient retention goals will not be met and that disruptions from the transaction will harm relationships with employees, referral sources, patients and suppliers; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; interest rates and cost of borrowing; any statements of expectation or belief; and other risk factors as set forth from time to time in Odyssey’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.